Exhibit 3.1

DEERFIELD CAPITAL CORP.

ARTICLES SUPPLEMENTARY

Deerfield Capital Corp., a Maryland corporation (the “Corporation”), certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Title 3, Subtitle 8 of the Maryland General Corporation Law (the “MGCL”) and in accordance with resolutions duly adopted by the Board of Directors of the Corporation (the “Board of Directors”) on March 21, 2010 the Corporation elected, notwithstanding any provision in its charter or Bylaws to the contrary, to be subject to Section 3-804(c) of the MGCL, the repeal of which may be effected only by the means authorized by Section 3-802(b)(3) of the MGCL.

SECOND: The election to become subject to Section 3-804(c) of the MGCL has been approved by the Board of Directors in the manner and by the vote required by law.

THIRD: The undersigned Chief Financial Officer of the Corporation acknowledges these Articles Supplementary to be the act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned Chief Financial Officer acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its Chief Financial Officer and attested to by its Secretary this 24th day of March, 2010.

DEERFIELD CAPITAL CORP.

By: /s/ Francis P. Straub III
Name: Francis P. Straub III
Title: Chief Financial Officer

ATTEST:

By: /s/ Robert A. Contreras
Name: Robert A. Contreras
Title: Secretary